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                               PURCHASE AGREEMENT
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     Warburg, Pincus Institutional Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, with respect to the Value Portfolio (the "Portfolio") and Warburg, Pincus Counsellors, Inc. ("Warburg") hereby agree as follows:

     1. The Fund offers Warburg and Warburg hereby purchases one share of common stock of the Portfolio, having a par value of $.001 per share, at a price of $10.00 per Share (the "Initial Share"). Warburg hereby acknowledges receipt of a certificate representing the Initial Share, and the Fund hereby acknowledges receipt from Warburg of $10.00 in full payment for the Initial Share.

     2. Warburg represents and warrants to the Fund that the Initial Share is being acquired for investment purposes and not for the purpose of distribution.

     3. Warburg agrees that if the holder of the Initial Share redeems the Initial Share in the Portfolio before five years after the date upon which the Portfolio commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses. The parties hereby acknowledge that any shares acquired by Warburg other than the Initial Share have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Portfolio.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 29th day of January, 1997.

                              WARBURG, PINCUS INSTITUTIONAL
                              FUND, INC.

                              By: /s/ Eugene P. Grace
                                  Name: Eugene P. Grace
                                  Title: Vice President and Secretary
   ATTEST:

/s/ Janna Manes
                              WARBURG, PINCUS COUNSELLORS,
                              INC.

                              By: /s/ Eugene P. Grace
                                  Name: Eugene P. Grace
                                  Title: Senior Vice President